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                                                               EXHIBIT 99

              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                        Washington, D. C. 20549

                               FORM 11-K

FOR ANNUAL REPORTS OF EMPLOYEE STOCK PURCHASE,
SAVINGS AND SIMILAR PLANS PURSUANT TO SECTION 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

(Mark One)
   [X] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THESECURITIES EXCHANGE
       ACT OF 1934

              For the fiscal year ended December 31, 1999

                                  OR

   [ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OFTHE SECURITIES
       EXCHANGE ACT OF 1934

           For the transition period from ________ to ________


                       Commission File Number 1-1059

                   CROWN CENTRAL EMPLOYEES SAVINGS PLAN
                             (Title of Plan)

                   CROWN CENTRAL PETROLEUM CORPORATION
                         One North Charles Street
                         Baltimore, Maryland 21201
                (Name and address of principal executive
                   offices of issuer of the securities)

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                                AUDITED FINANCIAL STATEMENTS
                                AND SUPPLEMENTAL SCHEDULE



                                CROWN CENTRAL EMPLOYEES
                                SAVINGS PLAN



                                YEARS ENDED DECEMBER 31, 1999 AND 1998
                                WITH REPORT OF INDEPENDENT AUDITORS


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                   Crown Central Employees Savings Plan

                      Audited Financial Statements
                       and Supplemental Schedule


                  Years ended December 31, 1999 and 1998



                               CONTENTS

Report of Independent Auditors                                      1

Audited Financial Statements

Statements of Net Assets Available for Benefits                    2
Statements of Changes in Net Assets Available for Benefits         3
Notes to Financial Statements                                      4

Supplemental Schedule

Schedule H, Line 4(i)-- Schedule of Assets Held for Investment
   Purposes At End of Year                                        10


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                       Report of Independent Auditors


To the Retirement Plan Committee
  Crown Central Employees Savings Plan

We have audited the accompanying statements of net assets available for benefits of the Crown Central Employees Savings Plan as of December 31, 1999 and 1998, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Crown Central Employees Savings Plan at December 31, 1999 and 1998, and the changes in its net assets available for benefits for the years then ended, in conformity with accounting principles generally accepted in the United States.

Our audits were made for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedule of assets held for investment purposes at end of year as of December 31, 1999 is presented for purposes of additional analysis and is not a required part of the financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to the auditing procedures applied in our audits of the financial statements and, in our opinion, is fairly stated in all material respects in relation to the financial statements taken as a whole.


                                         /s/ Ernst & Young LLP


April 21, 2000
Except Note 7,
  as to which the date
  is May 11, 2000

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                   CROWN CENTRAL EMPLOYEES SAVINGS PLAN

               STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS



                                       DECEMBER 31
                                1999                 1998
                             -----------         -----------
ASSETS
Investments                  $66,384,448         $66,280,897

Receivables:
   Contributions receivable      372,039             385,693
    Interest receivable           12,934              13,688

Net assets available for     -----------         -----------
   benefits                  $66,769,421         $66,680,278
                             ===========         ===========


[FN]
SEE ACCOMPANYING NOTES.

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                     Crown Central Employees Savings Plan

           Statements of Changes in Net Assets Available for Benefits



                                                        YEAR ENDED
                                                        DECEMBER 31
                                                   1999              1998
                                             -------------    -------------
ADDITIONS
Net investment income:
Interest                                     $     766,397    $     804,064
Dividends                                        4,077,665        3,348,840
                                             -------------    -------------
Total net investment income                      4,844,062        4,152,904

Contributions                                    4,095,040        4,224,649
                                             -------------    -------------
Total additions                                  8,939,102        8,377,553

DEDUCTIONS
Benefit payments                                 8,216,476        5,284,974

Net realized and unrealized depreciation in
  aggregate fair value of investments              633,483        4,145,307
                                             -------------    -------------

Net increase (decrease)                             89,143       (1,052,728)
Net assets available for benefits at
  beginning of year                             66,680,278       67,733,006
                                             -------------    -------------
Net assets available for benefits at
  end of year                                $  66,769,421    $  66,680,278
                                             =============    =============

[FN]
SEE ACCOMPANYING NOTES.

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                       Crown Central Employees Savings Plan

                          Notes to Financial Statements


1. SUMMARY OF ACCOUNTING POLICIES

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of increases and decreases in net assets during the period. Actual results could differ from those estimates.

INVESTMENTS

Investments in Crown Central Petroleum Corporation Class A and Class B Common Stock are reported at fair value, based on published market prices. U.S. Savings Bonds and T. Rowe Price Funds are reported at current redemption value. Participant loans represent the unpaid principal balances of the loans, which approximate fair value.

The change in the difference between the fair value and the cost of investments held during the year and the difference between the proceeds received and the cost of investments sold is reflected as net realized and unrealized appreciation (depreciation) in aggregate fair value of investments in the statements of changes in net assets available for benefits.

BENEFIT PAYMENTS

Benefits are recorded when paid.

RECLASSIFICATION

Certain amounts in the 1998 financial statements have been reclassified to conform to the 1999 presentation.

2. PLAN DESCRIPTION

GENERAL

The Crown Central Employees Savings Plan (the "Plan") was adopted on January 1, 1955 by Crown Central Petroleum Corporation (the "Corporation"). The participating companies ("participating companies") in the Plan are Crown Central Petroleum Corporation, La Gloria Oil & Gas Company, McMurrey Pipeline Company, Crown Central Pipe Line Company, and Crown-Rancho Pipe Line Corporation.

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                    Crown Central Employees Savings Plan

                  Notes to Financial Statements (continued)



2. PLAN DESCRIPTION (CONTINUED)

The purpose of the Plan is to encourage employees to save regularly and to provide additional funds upon retirement. An employee is eligible to participate in the Plan upon attaining 21 years of age and having completed one year of service with at least 1,000 hours worked.

CONTRIBUTIONS

Employees contribute to the Plan through payroll deduction, up to a maximum of 12% of their base pay. The Corporation's contribution for all participating companies is equal to 50% of the employees' contributions up to a maximum of 8% of their base pay. Contributions to the Plan are invested in the available investment options in accordance with the participants' election. A terminating member of the Plan is paid the current value of their contributions to the Plan reduced by any outstanding loan balances, but unless the member is fully vested, as defined, they must forfeit the current value of the employer's contribution to their account. In accordance with the terms of the Plan, such forfeitures are applied to reduce future contributions required of the employer.

INVESTMENT OPTIONS

At December 31, 1999, the available investment options offered were Crown Class B Common Stock, T. Rowe Price U.S. Treasury Money Fund, T. Rowe Price Equity Income Fund, T. Rowe Price Spectrum Growth Fund, T. Rowe Price Spectrum Income Fund, T. Rowe Price International Stock Fund, T. Rowe Price Stable Value Fund, T. Rowe Price New Horizons Fund, and T. Rowe Price Mid Cap Growth Fund.

Investments previously made in Crown Class A Common Stock, U.S. Savings Bonds, and the T. Rowe Price U.S. Treasury Intermediate Fund will remain in these funds until liquidated at the participant's discretion. No further contributions are permitted in these investment options.

PARTICIPANT LOANS

Participants have the option to borrow from the vested portion of their account. The maximum loan permitted is the lesser of (1) $50,000 or (2) 50% of the nonforfeitable value of the account determined on the most recent valuation available to the Administrator prior to the date of the loan, as adjusted for distributions or contributions.


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                    Crown Central Employees Savings Plan

                  Notes to Financial Statements (continued)



2. PLAN DESCRIPTION (CONTINUED)

PARTICIPANT LOANS (CONTINUED)

The minimum loan permitted is $1,000. The term of each loan shall be for a minimum of one year and a maximum of five years and shall bear interest equal to the prime rate on the last day of the prior month in which the loan request is signed.

PLAN TERMINATION

The participating companies have the right to terminate the Plan at any time. In the event of termination of the Plan, the individual participants, beneficiaries or legal representatives of deceased participants are to be paid, at their option, the balance in their accounts including non-vested employer contributions, reduced by any outstanding loan balances, in cash or in kind.

ADMINISTRATIVE EXPENSES

All costs and expenses incurred in connection with the administration of the Plan are paid by the participating companies.

Information about the Plan Agreement is contained in the pamphlets SUMMARY PLAN DESCRIPTION AND PROSPECTUS and DESCRIPTION OF AVAILABLE INVESTMENTS. Copies of these pamphlets are available from the Corporation's Human Resources Department.

3. INVESTMENTS

The following table presents investments that represent five percent or more of the Plan's net assets.

                                                   DECEMBER 31
                                               1999           1998
                                           ------------  ------------
T. Rowe Price Funds:
  Equity Income Fund                        $21,487,290   $23,388,837
  U.S Treasury Money Fund                   13,087,897    13,393,463
  Spectrum Growth Fund                        9,932,371     8,870,964
  Spectrum Income Fund                        4,932,110     5,517,892
  International Stock Fund                   3,877,308     3,183,066
  Mid Cap Growth Fund                         3,578,744     2,371,547


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                    Crown Central Employees Savings Plan

                  Notes to Financial Statements (continued)



3. INVESTMENTS (CONTINUED)

During 1999 and 1998, the Plan's investments (including gains and losses on investments bought and sold, as well as held during the year) depreciated in value by $633,483 and $4,145,307, respectively, as follows:

                                                 December 31
                                            1999             1998
                                        ------------     ------------
Mutual Funds                            $    575,448     $  1,030,025
Common Stock                              (1,208,931)      (5,175,332)
                                        ------------     ------------
                                        $   (633,483)    $ (4,145,307)
                                        ============     ============

At December 31, 1999, the Plan held 176,709 shares of Crown Central Petroleum Corporation Class A stock with a fair value of $993,990 and 482,690 shares of Crown Central Petroleum Corporation Class B stock with a fair value of $2,534,127.


4. EMPLOYEE AND CORPORATION CONTRIBUTIONS

Employee and Corporation contributions made to the Plan for the years ended December 31 were as follows:

                                              1999             1998
                                         ------------     ------------

Employee                                  $  2,894,931     $  2,994,575
Corporation                                  1,200,109        1,230,074
                                          ------------     ------------
                                          $  4,095,040     $  4,224,649
                                          ============     ============

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                        Crown Central Employees Savings Plan

                      Notes to Financial Statements (continued)



5. FEDERAL INCOME TAXES

The Plan has received a determination letter from the Internal Revenue Service dated May 5, 1997, stating that the Plan is qualified under Section 401(a) of the Internal Revenue Code (the "Code") and, therefore, the related trust is exempt from taxation. Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualification. The Retirement Plan Committee believes the Plan is being operated in compliance with the applicable requirements of the Code and, therefore, believes that the Plan is qualified and the related trust is tax exempt.

6. RECONCILIATION TO FORM 5500

Total investment income, as reported on lines 32 b (1) through (10) of Form 5500, is reported as net investment income and net realized and unrealized depreciation in aggregate fair value of investments on the financial statements.


7. SUBSEQUENT EVENT - DATED AS OF MAY 11, 2000

The Corporation has received an offer from Rosemore, Inc. (Rosemore) to acquire all of the outstanding Class A and Class B common stock of the Corporation held by shareholders other than Rosemore for $9.50 per share. Rosemore owns approximately 49% of the Corporation's outstanding Class A common stock and 11% of the outstanding Class B common stock. At its April 7, 2000 meeting, the Board of Directors of the Corporation (excluding Mr. Henry A. Rosenberg, Jr., who recused himself) unanimously approved Rosemore's cash offer of $9.50 per share and the Corporation entered into a binding merger agreement with Rosemore. A shareholder meeting to vote on this proposed merger is in the process of being scheduled.

The Corporation received an amended proposal dated May 1, 2000 from Apex, Inc. to acquire all of the issued and outstanding Class A and Class B common stock held by the Corporation's stockholders other than Apex by merger for a price of $10.00 per share. The amended Apex proposal is subject to Apex's receipt of an irrevocable commitment from a lender reasonably satisfactory to Apex to provide financing to the Corporation (on terms reasonably satisfactory to Apex). The proposal is also conditioned on receiving all necessary governmental approvals and approval from the Corporation's board of directors and stockholders.

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                 Crown Central Employees Savings Plan

               Notes to Financial Statements (continued)



7. SUBSEQUENT EVENT - DATED AS OF MAY 11, 2000 (CONTINUED)

Apex has also set forth an alternative proposal dated March 29, 2000 to purchase between 3.5 and 4.5 million shares of the Corporation's Class A common stock from the Corporation in a private placement at a price of $10.00 per share. Apex is also continuing to advance a stock-for-stock proposal that it made in November 1999, which it asserts would value the existing Corporation shares at $10.00 per share. Both of these alternative proposals are stated to include a shortfall distribution if the stock of the merged company or Corporation fails to reach certain trading ranges, and both are conditioned on the finalization of replacement financing for the Corporation's 10 7/8% senior notes. Apex has stated that it is willing to post a letter of credit in the amount of $30 million to secure the shortfall distribution. A two-thirds vote for the merger by the stockholders of the Corporation is required to approve a merger.

The Corporation's Independent Committee of the Board of Directors is currently evaluating the Apex proposals.

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                       SUPPLEMENTAL SCHEDULE

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                   Crown Central Employees Savings Plan

                           EIN: 52-0550682
                             Plan # 002

   Schedule H, Line 4(i) --Schedule of Assets Held for Investment Purposes
                           At End of Year

                          December 31, 1999


                                Description of Investment
                                  Including Maturity Date
Identify of Issuem Borrower,     Rate of Interest, Par or   Current
Lessor or Similar Party               Maturity Value         Value
------------------------------    ---------------------   -----------
Crown Central Petroleum Corp.
  Class A Common Stock*               176,709 shares      $   993,990
Crown Central Petroleum Corp.
  Class B Common Stock*               482,690 shares        2,534,127
                                                          -----------
                                                            3,528,117
United States Savings Bonds--
Series E and EE                       VARIOUS MATURITIES      847,813

T. Rowe Price Funds*:
  Equity Income Fund                  866,074 shares       21,487,290
  U.S. Treasury Money Fund         13,087,897 shares       13,087,897
  Spectrum Growth Fund                560,834 shares        9,932,371
  Spectrum Income Fund                460,515 shares        4,932,110
  International Stock Fund            203,747 shares        3,877,308
  Mid Cap Growth Fund                  89,179 shares        3,578,744
  U.S. Treasury Intermediate Fund     239,608 shares        1,188,455
  New Horizons Fund                    41,949 shares        1,154,846
  Stable Value Fund                   944,832 shares          944,832
                                                           ----------
                                                           60,183,853

Participant Loans*                   Interest rates from
                                        6.0% to  9.0%;
                                        maturities to
                                           12/11/04         1,824,665
                                                          -----------
Total investments                                         $66,384,448
                                                          ===========

* PARTY IN INTEREST AS DEFINED BY ERISA.

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                                SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Plan's Administrator has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

                            CROWN CENTRAL EMPLOYEES SAVINGS PLAN


                            /s/---Jan L. Ries
                            Jan L. Ries
                            Crown Central Petroleum Corporation's
                            Controller, Chief Accounting Officer
                            and Duly Authorized Officer

Date: June 28, 2000